LAUREL CAPITAL GROUP, INC.
FORM 10-k
                                                                      EXHIBIT 11
COMPUTATION OF EARNINGS PER SHARE


                                                       FOR THE        FOR THE         FOR THE
                                                     YEAR ENDED     YEAR ENDED       YEAR ENDED
                                                   June 30, 2002   June 30, 2001   June 30, 2000
                                                   -------------   -------------   -------------

NET INCOME                                           $3,075,000      $3,639,000      $3,408,000
                                                     ----------      ----------      ----------

BASIC EPS:

        WEIGHTED AVERAGE SHARES OUTSTANDING           1,937,545       1,963,365       2,107,711
                                                      ---------       ---------       ---------

        BASIC EARNINGS PER SHARE                          $1.59           $1.85           $1.62
                                                          -----           -----           -----

DILUTED EPS:

        WEIGHTED AVERAGE SHARES OUTSTANDING           1,937,545       1,963,365       2,107,711
        DILUTIVE EFFECT OF EMPLOYEE STOCK OPTIONS       100,062          73,244          72,779
                                                        -------          ------          ------

        DILUTED WEIGHTED AVERAGE SHARES OUTSTANDING   2,037,607       2,036,609       2,180,490
                                                      ---------       ---------       ---------

        DILUTED EARNINGS PER SHARE                        $1.51           $1.79           $1.56
                                                          -----           -----           -----
